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Exhibit 99.2
FOR IMMEDIATE RELEASE

CONTACT:          Kim Adkins
                  Director of Corporate Communications and Investor Relations
                  (540) 632-2961, X3830
                  Regina Haynes

                  Supervisor-Shareholder Relations/Corporate Secretary
                  (540) 632-2961, X3831



COURT APPROVES TULTEX CORPORATION'S INTERIM FINANCING AND FIRST DAY ORDERS

MARTINSVILLE, VA. (DEC. 7, 1999)-- Tultex Corporation today announced that following the filing of voluntary Chapter 11 petitions on December 3, 1999, the United States Bankruptcy Court for the Western District of Virginia in Lynchburg approved the Company's request for interim use of a $150 million debtor-in-possession financing led by Bank of America. The Court will consider final approval of the full use of the $150 million line at a hearing scheduled for January 5, 2000. The Court granted Tultex Corporation's request for the interim financing to permit it to pay necessary operating expenses and continue its business operations.

The Court also approved various other "first day" orders, including authorization to retain various professionals to assist in the reorganization; to pay certain pre-petition employee wages, salaries and related items; to pay certain pre-petition customer obligations; to pay certain pre-petition claims of foreign creditors and certain critical vendors; and to close certain stores, which will result in conducting store closing sales and rejecting certain real property leases.

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Tultex, founded in 1937, has been a leading manufacturer, marketer and distributor of activewear and licensed sports apparel. Immediately prior to the bankruptcy filings, the Company closed six of its manufacturing facilities, downsized its manufacturing facility in Martinsville, closed its distribution center in Martinsville and terminated approximately 2,600 employee positions company-wide.